Exhibit 10.1

EXECUTION VERSION

MRCC SENIOR LOAN FUND I, LLC

LIMITED LIABILITY COMPANY AGREEMENT

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATES OR OTHER JURISDICTIONS. THEY ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND THE REGISTRATION AND QUALIFICATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND SUCH LAWS PURSUANT TO REGISTRATION, QUALIFICATION, OR EXEMPTION THEREFROM AND IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE OR OTHER SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

MRCC Senior Loan Fund I, LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement, dated as of October 31, 2017, of MRCC Senior Loan Fund I, LLC (the “Company”) is entered into by and between Monroe Capital Corporation and NLV Financial Corporation (each, a “Member” and collectively, the “Members”).

WHEREAS, the Members desire to form a co-managed limited liability company under the Act (as defined below) for the purposes and pursuant to the terms set forth herein;

NOW THEREFORE, in consideration of the mutual agreements set forth below, and intending to be legally bound, the Members hereby agree as follows:

Article I
Definitions

Section 1.01 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Acceptance Period” has the meaning set forth in Section 7.01(g)(ii).

“Act” means the Limited Liability Company Act of the State of Delaware, as from time to time in effect.

“Adjusted Asset Value” with respect to any asset shall be the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)       The initial Adjusted Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of contribution, as determined by the contributing Member and the Company.

(ii)       In the discretion of the Board, the Adjusted Asset Values of all Company assets may be adjusted to equal their respective gross fair market values, as determined by the Board (provided that, the Board shall use the Value of any asset determined in accordance with Section 9.05), and the resulting unrecognized profit or loss allocated to the Capital Accounts of the Members pursuant to Article 4, as of the following times: (A) the grant of an additional interest in the Company to any new or existing Member; (B) the distribution by the Company to a Member of more than a de minimis amount of Company assets; (C) the termination of the Company either by expiration of the Company’s term or the occurrence of an event of early termination; and (D) the liquidation of the Company within the meaning of Treasury Regulation §1.704-1(b)(2)(ii)(g).

(iii)       The Adjusted Asset Values of the Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

“Adjusted Capital Account”, with respect to any Member, means the Member’s Capital Account as adjusted by the items described in Sections 1.704-2(g)(1), 1.704-2(i)(5) and 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

“Administrative Agent” means Monroe Capital Management Advisors, LLC.

“Administration Agreement” means the Administration Agreement between the Company and the Administrative Agent, as amended from time to time with Board Approval.

“Affiliate” means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the other Person.

“Agreement” means this Limited Liability Company Agreement, as it may from time to time be amended.

“Alternative Investment Vehicle” has the meaning set forth in Section 3.06.

“Authorized Successor” means (x) in the case of the MRCC IC Representative or the Member representing MRCC, an employee of MRCC or Monroe Capital BDC Advisors, LLC or one of their Affiliates, and (y) in the case of the NLV Fin IC Representative or the Member representing NLV Fin, an employee of NLV Fin or one of its Affiliates.

“Board” means the Board of Managers of the Company.

“Board Approval” means, as to any matter requiring Board Approval under this Agreement, the unanimous approval or subsequent ratification by each of the Managers. Matters requiring Board Approval are set forth in further detail in Schedule A of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or holiday observed by the New York Stock Exchange LLC.

“Capital Account” means, as to each Member, the capital account maintained on the books of the Company for the Member in accordance with Section 4.01.

“Capital Commitment” means, as to each Member, the total amount set forth on the Member List, which is contributed and agreed to be contributed to the Company by the Member as a Capital Contribution.

“Capital Contribution” means, as to each Member, the aggregate amount of cash actually contributed to the equity capital of the Company by the Member as set forth in Section 3.01. The Capital Contribution of a Member that is an assignee of all or a portion of an equity interest in the Company shall include the Capital Contribution of the assignor (or a pro rata portion of the assignor’s Capital Contribution in the case of an assignment of less than the Entire Interest of the assignor).

“Certificate of Formation” means the certificate of formation for the Company filed under the Act, as amended from time to time.

“Change of Control” means, with respect to any Person, a transaction which causes the owners of that Person as of the date of this Agreement and their Affiliates to own less than fifty percent (50%) of that Person immediately after that transaction.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the recitals.

“Contribution Due Date” has the meaning set forth in Section 3.01(a)

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“Control” means the power, directly or indirectly, to direct the management or policies of a Person, whether by ownership of securities, by contract, or otherwise.

“Daily Interest Amount” means, with respect to an Investment, the amount obtained by multiplying the outstanding principal amount of an Investment by the Daily Interest Rate applicable to that Investment.

“Daily Interest Rate” means (i) for an Investment in the form of a loan or debt, the rate determined by dividing the per annum interest rate applicable to such Investment by 365, and (ii) for an Investment in the form of preferred, structured or other equity that has an associated contractual accruing dividend rate, the rate determined by dividing the per annum contractual accruing dividend rate applicable to such Investment by 365.

“Default Date” has the meaning set forth in Section 3.03(a).

“Defaulting Member” has the meaning set forth in Section 3.03(a).

“Default Rate” means, with respect to any period, the rate equal to (i) the sum of (A) the average LIBOR Rate during such period (expressed as an annual rate) plus (B) five percent (5.0%) per annum, multiplied by (ii) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365.

“Depreciation” means, for any period, an amount equal to the depreciation or other cost recovery deduction allowable with respect to an asset for such period, except that (A) with respect to any asset the Adjusted Asset Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial method” defined by Treasury Regulation § 1.704-3(d), Depreciation for such period shall be the amount of book basis recovered for such period under the rules prescribed by Treasury Regulation § 1.704-3(d)(2), and (B) with respect to any other asset the Adjusted Asset Value of which differs from its adjusted tax basis at the beginning of such period, Depreciation shall be an amount which bears the same ratio to such beginning Adjusted Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any asset at the beginning of such period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Adjusted Asset Value using any reasonable method selected by the Board.

“Electing Member” has the meaning set forth in Section 8.03(e).

“Election to Purchase” has the meaning set forth in Section 8.03(e).

“Entire Interest” means all of a Member’s interests in the Company and all management and other rights.

“ERISA” the Employee Retirement Income Security Act of 1974, as from time to time amended.

“ERISA Plan” a Person that is an “employee benefit plan” within the meaning of, and subject to the provisions of, ERISA.

“Expenses” means all costs and expenses, of whatever nature, directly or indirectly borne by the Company, including those borne under the Administration Agreement.

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“Facility” means any credit facility secured by any assets owned directly or indirectly by the Company and/or any Subsidiary and/or Alternative Investment Vehicle in connection with the Company's incurrence of indebtedness for borrowed money.

“GAAP” means United States generally accepted accounting principles.

“Investment” has the meaning set forth in Section 2.04(a).

“Investment Committee” means a committee consisting of an equal number of MRCC IC Representatives and NLV Fin IC Representatives.

“Investor Laws” has the meaning set forth in Section 7.02(b).

“Leverage” has the meaning set forth in Section 6.07.

“Loss” has the meaning set forth in Section 6.13(a).

“Manager” means each Person elected, designated, or appointed to serve as a member of the Board.

“MRCC” means Monroe Capital Corporation, or any Person substituted for Monroe Capital Corporation, as a Member pursuant to the terms of this Agreement.

“MRCC IC Representative” has the meaning set forth in Section 6.02.

“Member” and “Members” have the meaning set forth in the recitals and also includes any Person that becomes a Member of the Company after the date of this Agreement under the terms of this Agreement.

“Member List” has the meaning set forth in Section 2.07.

“Membership Interest” has the meaning set forth in Section 4.03.

“NLV Fin” means NLV Financial Corporation or any Person substituted for NLV Financial Corporation, as a member pursuant to the turns of this Agreement.

“NLV Fin Change of Control” has the meaning set forth in Section 6.12(b).

“NLV Fin IC Representative” has the meaning set forth in Section 6.02.

“Notice of Intent” has the meaning set forth in Section 7.01(g)(i).

“Origination Amount” means, for any period, the amount by which the loan origination and structuring fees earned by the Company during such period exceeds expenses and all other Company obligations; it being expressly understood that any original issue discount with respect to an Investment in lieu of an origination or structuring fee with respect to such Investment shall be treated as a loan origination and structuring fee earned by the Company in the amount of such original issue discount, subject to Prior Board Approval of the amount treated as an origination or structuring fee.

“Organization Costs” means all out-of-pocket costs and expenses reasonably incurred directly by the Company or for the Company by a Member or its Affiliates in connection with the formation and capitalization of the Company, the initial offering of Company interests to MRCC and NLV Fin, and the preparation by the Company to commence its business operations, including reasonable and documented (i) fees and disbursements of legal counsel to the Company, the Administrative Agent, or its Affiliates, (ii) accountant fees and other fees for professional services, and (iii) travel costs and other out-of-pocket expenses.

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“Partnership Representative” has the meaning provided in Section 6.14(b).

“Person” means an individual or a corporation, partnership, association, joint venture, company, limited liability company, trust, governmental authority, or other entity.

“Portfolio Company” means, with respect to any Investment, any Person that is the issuer of any equity securities, equity-related securities or obligations, debt instruments or debt-related securities, or obligations (including senior debt instruments, including investments in senior loans, senior debt securities, and any notes or other evidences of indebtedness, preferred equity, warrants, options, subordinated debt, mezzanine securities, or similar securities or instruments) that are the subject of the Investment. Portfolio Companies do not include Subsidiaries.

“Prior Investment Committee Approval” means, as to any matter requiring Prior Investment Committee Approval under this Agreement, the unanimous prior approval of the MRCC IC Representatives and the NLV Fin IC Representatives.

“Proceeding” has the meaning set forth in Section 6.13(a).

“Profit” or “Loss” shall be an amount computed for each period as of the last day thereof that is equal to the Company’s taxable income or loss for such period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)       Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss pursuant to this paragraph shall be added to such taxable income or loss;

(ii)       Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profit or Loss pursuant to this paragraph shall be subtracted from such taxable income or loss;

(iii)       Gain or loss resulting from any disposition of a Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Adjusted Asset Value of the asset disposed of rather than its adjusted tax basis;

(iv)       In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such period;

(v)       Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Adjusted Asset Value of such asset; and

(vi)       Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 4.02(a)(ii) shall not be taken into account in computing Profit or Loss.

If the Profit or Loss for such Period, as adjusted in the manner provided herein, is a positive amount, such amount will be the Profit for such Period; and if negative, such amount shall be the Loss for such Period.

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“Proportionate Share” means, as to any Member, the percentage that its Capital Contributions represents of all Capital Contributions.

“Regulations” means the United States Treasury Regulations promulgated under the Code, as in effect from time to time.

“Sale Period” has the meaning set forth in Section 7.01(g)(iii).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” has the meaning set forth in the legend on the cover page.

“Subsidiary” as to any Person, means any corporation, partnership, limited liability company, joint venture, trust, or estate of or in which more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of the corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or (c) the beneficial interest in the trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by that Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Tax Matters Member” has the meaning set forth in Section 6.14(a).

“Temporary Advance” has the meaning set forth in Section 3.02.

“Third-Party Administrator” has the meaning set forth in Section 9.01.

“Transfer” or “transfer” means, with respect to any Member’s interest in the Company, the direct or indirect sale, assignment, transfer, withdrawal, mortgage, pledge, hypothecation, exchange, or other disposition of any part or all of that interest, whether or not for value and whether such disposition is voluntary, involuntary, by operation of law, or otherwise, and a “transferee” or “transferor” means a Person that receives or makes a transfer. Notwithstanding the foregoing, a “Transfer” shall not include any pledge or grant of a security interest in a Member’s interest in the Company to a lender.

“Treasury Regulations” means all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.

“Undistributed Net Investment Income” means the Company’s net investment income, determined in accordance with generally accepted accounting principles, for the current and all prior periods, reduced by all amounts previously distributed to the Members.

“Value” means, as of the date of computation with respect to some or all of the assets of the Company or any assets acquired by the Company, the value of those assets determined in accordance with Section 9.05.

“Wind-Down” has the meaning set forth in Section 8.03(a).

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Article II
GENERAL PROVISIONS

Section 2.01 Formation of the Limited Liability Company. The Company was formed under and pursuant to the Act upon the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware, and the Members hereby agree to continue the Company under and pursuant to the Act. The Members agree that the rights, duties, and liabilities of the Members shall be as provided in the Act, except as otherwise provided in this Agreement. Each Person being admitted as a Member as of the date of this Agreement shall be admitted as a Member at the time the Person has executed this Agreement or a counterpart of this Agreement. By its signature to this Agreement (or, in the case of substitute Members, the instrument described in Section 7.01(c) below whereby such transferee becomes a party to this Agreement), each Member represents to the Company and to the other Members that (1) the Member is an “accredited investor” as defined in Rule 501 under the Securities Act, and is a “qualified purchaser” as defined in Section 2(a)(51) under the 1940 Act, and (2) the Member understands that the securities represented by this Agreement have not been and will not be registered under the Securities Act or any state securities laws and cannot be sold or otherwise distributed by the Member unless the securities either are registered or otherwise qualified under the Securities Act and any applicable state securities laws or are exempt from such registrations or qualifications. In addition to the foregoing representations, each Member represents as follows:

(a)	It is duly organized and validly existing under the laws of the jurisdiction of its organization;

(b)	It has the power to execute and deliver this Agreement and the documents referred to in this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize the execution, delivery, and performance;

(c)	The execution, delivery, and performance of this Agreement do not violate or conflict with any law applicable to it, any provision of its organizational documents, any order or judgment of any court or other agency of government applicable to it, or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d)	All governmental and other consents that are required to have been obtained by it with respect to this Agreement and the documents referred to in this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(e)	This Agreement constitutes and, upon execution of the documents referred to in this Agreement, those documents will constitute, its legal, valid, and binding obligation, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law);

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(f)	It is entering into this Agreement for its own account for investment and not with a view to any distribution of the interests in the Company. It fully understands, accepts, and is able to bear the economic risks associated with the obligations and undertakings contained in this Agreement; and

(g)	It has taken or will take all necessary steps to ensure its compliance with all applicable federal and state securities laws and regulations.

Section 2.02 Company Name. The name of the Company shall be “MRCC Senior Loan Fund I, LLC” or such other name as approved by Board Approval.

Section 2.03 Place of Business; Agent for Service of Process.

(a)	The registered office of the Company in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801, Delaware, or such other place as the Members may designate. The name of its registered agent for service at that address is Corporation Trust Center or such other Person as the Members may designate.

(b)	The initial principal business office of the Company shall be at 311 South Wacker Drive, Suite 6400, Chicago, IL 60606.

Section 2.04 Purpose and Powers of the Company.

(a)     The purpose and business of the Company shall be (i) to make loans to and other investments in third-party Portfolio Companies (“Investments”), and (ii) to engage in any other lawful acts or activities as the Board deems reasonably necessary or advisable for which limited liability companies may be organized under the Act.  It is expected that Investments will primarily consist of senior loans to middle market companies.

(b)     Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient, or incidental to, or for the furtherance of, the purposes set forth in Section 2.04(a).

(c)     The Company may enter into and perform the Administration Agreement, without any further act, vote, or approval of any Member notwithstanding any other provision of this Agreement, the Act or any other applicable law, rule or regulation.

Section 2.05 Fiscal Year. The fiscal year of the Company shall be the period ending on December 31 of each year.

Section 2.06 Liability of Members. A Member shall have such liability for the repayment, satisfaction, and discharge of the debts, liabilities, and obligations of the Company only as is provided by the Act. A Member that receives a distribution made in violation of the Act shall be liable to the Company for the amount of that distribution to the extent, and only to the extent, required by the Act. The Members, in their capacities as Members, shall not otherwise be liable for the repayment, satisfaction, or discharge of the Company’s debts, liabilities, and obligations. Each Member shall be required to make Capital Contributions in accordance with the terms of this Agreement and shall be required to repay any distributions that are not made in accordance with this Agreement.

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Section 2.07 Member List. The Administrative Agent shall cause to be maintained in the principal office of the Company a list (the “Member List”) setting forth, with respect to each Member, the Member’s name, address, Capital Commitment, and such other information as the Administrative Agent may deem necessary or desirable or as required by the Act. The Administrative Agent shall from time to time update the Member List as necessary to reflect accurately the information in the Member List. Any reference in this Agreement to the Member List shall be deemed to be a reference to the Member List as in effect from time to time. No action of the Members shall be required to supplement or amend the Member List. Revisions to the Member List made by the Administrative Agent as a result of changes to the information set forth in the Member List made in accordance with this Agreement shall not constitute an amendment of this Agreement. The initial Member List is attached to this Agreement as Appendix A.

Section 2.08 Expenses. By virtue of its Membership Interest, each Member shall indirectly bear a pro rata (based on relative Capital Commitments) share of Expenses and other obligations of the Company. Expenses, without limitation, will include legal expenses (including all costs associated with the formation of the Company and the preparation of this Agreement and other related agreements and documents, including, without limitation, counsel to each of MRCC and NLV Fin), internal and external accounting expenses (including the cost of accounting software packages), auditing expenses, fees relating to the preparation of financial and tax reports, investor reports, portfolio valuations and tax returns of the Company, fees and expenses of the Administrative Agent or any other service provider to the Company, interest, fees and expenses arising out of all permitted borrowings made by the Company, clearing and settlement charges, bank services fees, the costs of any litigation or threatened litigation, director or officer liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Company, all costs and expenses incurred in connection with the dissolution, liquidation and winding-up of the Company or any Portfolio Company, any sales or other taxes, fees or other governmental charges levied against the Company and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Company, costs and expenses (including travel-related expenses) of holding any meetings for the Members, expenses of the Investment Committee (including the costs of any counsel or other advisors engaged by the Investment Committee) and all other expenses of the Company. Each Member shall directly bear all of its own fees and expenses associated with the preparation, negotiation, execution and delivery of this Agreement and the other documents contemplated hereby. The Administrative Agent shall be entitled to reimbursement from the Company for Expenses that it incurs as provided in Section 6.01(c) below.

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Article III
COMPANY CAPITAL AND INTERESTS

Section 3.01 Capital Commitments.

(a)	Each Member’s Capital Commitment shall be set forth on the Member List and shall be payable in cash in U.S. dollars. A Member shall pay the Capital Contribution as of the date specified in the notice from the Administrative Agent specifying the amount of a Capital Contribution then to be paid (the “Contribution Due Date”) which date shall be no fewer than three (3) business days prior to the date the draw down is to be funded; provided that any amount of a Capital Contribution to be used for a purpose requiring Prior Investment Committee Approval or Board Approval shall be subject to the Prior Investment Committee Approval or Board Approval, as applicable. Capital Contributions shall be made by all Members pro rata based on their respective Capital Commitments.

(b)	Capital Contributions that are not used within ninety (90) days of the Contribution Due Date shall be returned to the Members in the same proportion in which made, in which case such amount shall be added back to the unfunded Capital Commitments of the Members and may be recalled by the Company as set forth in this Article III.

Section 3.02 Temporary Advances. In the event the Company requires capital sooner than a Contribution Due Date, MRCC may make an advance of the required amount (a “Temporary Advance”). Any Temporary Advance shall accrue interest at the average LIBOR Rate during such period (expressed as an annual rate) plus four percent (4.0%) per annum from the date upon which an amount is advanced until the date it is repaid to MRCC. Repayment of a Temporary Advance shall be made from capital contributions or other Company assets, as soon as either of such sources of repayment reasonably becomes available.

Section 3.03 Defaulting Members.

(a)	Upon the failure of any Member (a “Defaulting Member”) to pay in full any portion of the Member’s Capital Commitment within twenty (20) days after written notice from the other Member (the “Default Date”) that the payment is overdue, the other Member, in its sole discretion, shall have the right to pursue one or more of the following remedies on behalf of the Company if the failure has not been cured in full within the twenty-day period:

(i)	collect the unpaid portion (and all attorneys’ fees and other costs incident to the collection) by exercising or pursuing any legal remedy the Company may have; and

(ii)	require the Defaulting member to pay to the Company interest on the amount of the Member’s Capital Commitment in default at the Default Rate from the date that is twenty (20) days from the Contribution Due Date through the date on which the amount is no longer outstanding.

(iii)	upon thirty (30) days’ written notice (which period may commence during the twenty-day notice period provided above), and provided that the overdue payment has not been made, dissolve and wind down the Company in accordance with Article VIII.

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Except as set forth in Section 3.03(b), the non-defaulting Member’s election to pursue any one of those remedies shall not be deemed to preclude the Member from pursuing any other such remedy, or any other available remedy, simultaneously or subsequently.

(b)	Notwithstanding any provision of this Agreement to the contrary,

(i)	a Defaulting Member shall remain fully liable to the creditors of the Company to the extent provided by law as if the default had not occurred;

(ii)	a Defaulting Member shall not be entitled to all or a portion, in the discretion of the other Member, of distributions made after the Default Date until the default is cured and any interest owned pursuant to Section 3.03(a)(ii) has been paid to the Company and any distributions to which the Defaulting Member would otherwise have been entitled if the default had not occurred shall be applied to cure any default; and

(iii)	the Company shall not make new Investments after the Default Date until the default is cured, except for those Investments which the Company was committed to make in whole or in part (as evidenced by a commitment letter, term sheet, or letter of intent, or definitive legal documents under which less than all advances have been made) on or before the Default Date.

Section 3.04 Interest or Withdrawals. No Member shall be entitled to receive any interest on any Capital Contribution to the Company. Except as otherwise specifically provided in this Agreement, no Member shall be entitled to withdraw any part of its Capital Contributions or Capital Account balance.

Section 3.05 Admission of Additional Members.

(a)	The Members may, with Board Approval, (i) admit additional Members upon terms approved by Board Approval, (ii) permit existing Members to subscribe for additional interests in the Company, and (iii) admit a substitute Member in accordance with Section 7.01.

(b)	Each additional Member shall execute and deliver a written instrument satisfactory to the existing Members whereby the additional Member becomes a party to this Agreement, as well as a subscription agreement and any other documents reasonably required by the existing Members. Each additional Member shall thereafter be entitled to all the rights and subject to all the obligations of Members as set forth in this Agreement. Upon the admission of or the increase in the interest of any Member as provided in this section 3.05, the Administrative Agent is hereby authorized to update the Member List, as required, to reflect the admission or increase.

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Section 3.06 Alternative Investment Vehicle. Based on legal, tax, regulatory, and other structuring considerations, in connection with particular Investments, the Company may, with Prior Board Approval, create one or more partnerships, corporations, or other entities (each, an “Alternative Investment Vehicle”), through which Members invest directly, through which the Company invests, or which invests on a side-by-side basis with the Company, for purposes of making, holding, and disposing of one or more Investments. To the extent that one or more of the Members are required to provide capital directly to an Alternative Investment Vehicle, the investment shall be to the same extent, for the same purposes, and on the same terms and conditions as the Members are required to provide capital to the Company, and the capital shall reduce the unfunded Capital Commitment to the same extent as if made to the Company. The terms of any Alternative Investment Vehicle, including the terms with respect to management and control of the Alternative Investment Vehicle, shall be substantially similar in all material respects to those of the Company; provided, that, those terms may vary based on the structure of the relevant transaction, legal, tax, and regulatory considerations. Any Alternative Investment Vehicle shall be structured in a manner whereby the Members participating in the Alternative Investment Vehicle shall bear the incremental costs of the alternative arrangement (including taxes). The governing documents of any Alternative Investment Vehicle shall provide for the limited liability of the Members to the same extent in all material respects as is provided to the Members under this Agreement. If a Member fails to provide all or a portion of its required capital to an Alternative Investment Vehicle on the applicable drawdown date (unless the Member is excused from providing such capital by the governing documents of the Alternative Investment Vehicle), the other Member shall be entitled to pursue any and all remedies set forth in Section 3.03 in addition to any applicable provisions of the governing documents of the Alternative Investment Vehicle.

Article IV
ALLOCATIONS

Section 4.01 Capital Accounts.

(a)	A Capital Account shall be maintained for each Member in accordance with the following provisions:

(i)	To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated to such Member, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member;

(ii)	To each Member’s Capital Account there shall be debited the amount of cash and the Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to such Member, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company; and

(iii)	In determining the amount of any liability for purposes of Sections 4.01(a)(i) and 4.01(a)(ii), there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations thereunder.

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(b)	The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such regulations. The Board shall modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members) are computed to the extent any such modifications (a) are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes in accordance with Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations, and (b) any such modifications are required to comply with the Treasury Regulations, whether on account of an unanticipated event or otherwise; provided that no such modification will be made if such modification is reasonably likely to have a material adverse effect on any Member.

Section 4.02 Allocations.

(a)	General Allocations.

(i)	Allocations of Profit and Loss. Subject to the special allocations set forth in Section 4.02(a)(ii), the Profits or Losses (or items of income, gain, loss, or deduction, as may be necessary) for a fiscal year, or other relevant period, shall be allocated among the Members in such a manner that, as of the end of such period and to the extent possible with respect to each Member, such Member’s Adjusted Capital Account shall be equal to the amount that would be distributed to such Member under this Agreement if the Company were to, (A) liquidate the assets of the Company for an amount equal to the Adjusted Asset Value of such property as of the end of such fiscal year or other relevant period, (B) all liabilities of the Company are satisfied (limited in the case of any nonrecourse loan to an amount equal to the Adjusted Asset Value of any property securing loan), and (C) distribute the proceeds in liquidation in accordance with Section 8.03(d)(iv) of this Agreement.

(ii)	Regulatory Allocations. Notwithstanding the allocations set forth in Section 4.02(a), Profit and Loss or specific items of income, gain, loss or deduction shall be specially allocated to the Members in order to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2 (including the minimum gain chargeback requirement in Regulations Section 1.704-2(f), the partner minimum gain chargeback requirement in Regulations Section 1.704-2 (i)(4) and the qualified income offset requirement of the alternate test for economic effect in Regulations Section 1.704-1(b)(2)(ii)(d)). Allocations of Profit and Loss for the fiscal years or other relevant period after any period in which this Section 4.02(a)(ii) applies shall be made in a way that, to the extent possible, reverses the effects of any allocations pursuant to this Section 4.02(a)(ii).

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(b)	Loss Limitation. Losses allocated pursuant to Section 4.02(a) shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have a negative Capital Account balance at the end of any fiscal year or other relevant period (after taking into account the adjustments, allocations and distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)). In the event some but not all of the Members would have negative Capital Account balances as a consequence of an allocation of Losses pursuant to Section 4.02(a), the limitation set forth in this Section 4.02(b) shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to such Member under Regulations Section 1.704-1(b)(2)(ii)(d). Allocations of Profit and Loss for the fiscal years or other relevant period after any period in which this Section 4.02(b) applies shall be made in a way that, to the extent possible, reverses the effects of any limitations on allocations of Losses pursuant to this Section 4.01(b).

Section 4.03 Transfers of Membership Interests. All items of Profit and Loss allocable to any interests in the Company held by a Member (“Membership Interest”) that may have been transferred or otherwise disposed of shall be allocated between the transferor and the transferee based on any method permissible under Section 706 of the Code and the Regulations thereunder as determined by the Board.

Section 4.04 Tax Allocations; Section 704(c) of the Code. For each fiscal year, items of income, deduction, gain, loss or credit that are recognized for federal income Tax purposes shall be allocated among the Members pursuant to Section 1.704-1(b) of the Treasury Regulations in such manner as to reflect equitably amounts credited to or debited from each Member’s Capital Account for the current and prior fiscal years. Such allocations shall take into account any variation between the adjusted Tax basis of property of the Company and its Adjusted Asset Value, in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Board. The Company shall elect for federal tax purposes to amortize any Organization Costs over 180 months in accordance with Section 709 of the Code. Allocations pursuant to this Section 4.04 are solely for purposes of federal, state and local Taxes and shall not affect, or in any way be taken into account in computing, any Member’s share of Profits, Losses, distributions or other items pursuant to any other provision of this Agreement.

Section 4.05 Classification as a Partnership. The Company shall be classified as a partnership for U.S. federal income tax purposes and no person shall take any action inconsistent with such classification.

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Article V
DISTRIBUTIONS

Section 5.01 General.

(a)	Regularly Quarterly Distributions. To the extent of available cash and cash equivalents, the Administrative Agent shall cause the Company to make distributions quarterly in such amounts as determined by Board Approval, shared among the Members as set forth below; provided that the amount of any such distribution may be reduced as provided by Section 5.02 and Section 5.03.

(b)	Other Distributions. As determined by the Board, the Company may make one or more distributions, from time to time, in addition to those pursuant to Section 5.01(a) from available cash and cash equivalents received from one or more Investments, provided that the amount of any such distribution may be reduced as provided by Section 5.02 and Section 5.03.

(c)	Distributions Priority. Except as otherwise provided in this Article V, distributions shall be shared among the Members as follows:

(i)	First, to pay any outstanding Temporary Advances and any interest accrued thereon; and

(ii)	Second, to the Members as distributions in respect of their interests in the Company in proportion to their respective Capital Contributions.

Section 5.02 Withholding. The Administrative Agent may cause the Company to withhold from any distribution to any Member any amount which the Company has paid or is obligated to pay in respect of any withholding or other tax, including without limitation, any interest, penalties or additions with respect thereto, imposed on any interest or income of or distributions to such Member, and such withheld amount shall be considered an interest payment or a distribution, as the case may be, to such Member for purposes hereof. If no payment is then being made to such Member in an amount sufficient to pay the Company’s withholding obligation, any amount which the Company is obligated to pay shall be deemed an interest-free advance from the Company to such Member, payable by such Member by withholding from subsequent distributions or within ten days after receiving written request for payment from the Company. The obligations of a Member under this Section 5.02 shall survive and be binding on a Member even if such Member has withdrawn from the Company or otherwise ceased to be a Member or the Company has liquidated or otherwise terminated.

Section 5.03 Certain Limitations. Notwithstanding sections 5.01 and 5.02:

(a)	The Company shall withhold from any distribution any amount called for purposes of making an Investment (until the Investment Committee shall have determined not to make such Investment), as well as any reasonable reserve required by the Board for working capital of the Company or for Expenses. Any part or all of such reserved amount (“Reserved Amount”) that is released from reserve (other than to make payments on account of a purpose for which the reserve was established) shall be distributed to the Members in accordance with Section 5.01.

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(b)	In no event shall the Company make a distribution to the extent that it would (i) render the Company insolvent, or (ii) violate Section 18-607(a) of the Act or other applicable law.

(c)	Without Board Approval, the Company shall not make in-kind distributions. Distributions of securities and of other non-cash assets of the Company upon Board Approval shall only be made pro rata to all Members (in proportion to their respective Membership Interests) with respect to each security or other asset distributed. Securities listed on a national securities exchange that are not restricted as to transferability and unlisted securities for which an active trading market exists and that are not restricted as to transferability shall be valued in the manner contemplated by Section 9.05 as of the close of business on the day preceding the distribution, and all other securities and non-cash assets shall be valued as determined in the last valuation made pursuant to Section 9.05.

Article VI
MANAGEMENT OF COMPANY

Section 6.01 Management Generally.

(a)	The management of the Company and its business and affairs shall be vested in the Board. The Board shall act as the “manager” of the Company for the purposes of the Act. The Members shall not manage or control the business and affairs of the Company, except for situations in which the approval of all or certain Members is required by this Agreement or by non-waivable provisions of applicable law. Matters requiring Board Approval are set forth in further detail in Schedule A of this Agreement.

(b)	Notwithstanding section 6.01(a), the matters detailed in Schedule B of this Agreement will require the approval (“Prior Investment Committee Approval”) of a committee (the “Investment Committee”), rather than Board Approval.

(c)	The Company is entering into the Administration Agreement with the Administrative Agent, pursuant to which certain loan servicing and administrative functions are delegated to the Administrative Agent. The Members agree that, notwithstanding anything to the contrary in this Agreement, the Administration Agreement shall not require Board Approval and is hereby approved by the Members; provided, that any amendments to the Administration Agreement after the date of this Agreement shall require Board Approval. The function of the Administrative Agent shall be administrative only. The Administrative Agent shall be entitled to reimbursement from the Company for its reasonable expenses of performing its obligations under the Administration Agreement.

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Section 6.02 Board of Managers; Investment Committee.

(a)	The Members may determine at any time by mutual agreement the number of Managers to constitute the Board and the authorized number of Managers may be increased or decreased by the Members at any time by mutual agreement, upon notice to all Managers; provided that at all times each Member has an equal number of Managers on the Board. The initial number of Managers shall be four (4), and each Member shall elect, designate, or appoint two (2) Managers. The initial Managers appointed by MRCC are Theodore Koenig and Aaron Peck and the initial Managers appointed by NLV Fin are [Jason Doiron] and [David Navins]. Each Manager elected, designated, or appointed by a Member shall hold office until a successor is elected and qualified by the Member or until the Manager’s earlier death, resignation, expulsion, or removal. A Manager need not be a Member.

(b)	The Managers will determine the number of members of the Investment Committee and the authorized number of committee members may be increased or decreased by the Managers at any time provided that at all time each Member has appointed an equal number of members to the Investment Committee. The initial number of members of the Investment Committee shall be two (2), and each Member shall elect, designate, or appoint one (1) member of the Investment Committee. The initial member of the Investment Committee appointed by MRCC is Aaron Peck and the initial member of the Investment Committee appointed by NLV Fin is [David Navins]. At any time and from time to time, (x) MRCC may designate, remove, or designate a successor to any Person or Persons designated by MRCC to serve on the Investment Committee (each of those Persons, a “MRCC IC Representative”) by written notice to NLV Fin and (y) NLV Fin may designate, remove, or designate a successor to any Person or Persons designated by NLV Fin to serve on the Investment Committee (each of those Persons, a “NLV Fin IC Representative”) by written notice to MRCC; provided, that in each case, such successor IC Representative shall be an Authorized Successor.

(c)	Each Manager, MRCC IC Representative, and NLV Fin IC Representative shall devote substantially all of his or her professional time to the Company, the Member by whom he or she was appointed, and that Member’s Affiliates. At such time as any Manager, MRCC IC Representative, or NLV Fin IC Representative shall cease to devote substantially all of his or her professional time to the Company, the Member by whom he or she was appointed, and that Member’s Affiliates, the Manager, MRCC IC Representative, or NLV Fin IC Representative, as applicable, shall be ineligible to serve in that capacity and must be replaced immediately by the Member by whom he or she was appointed; provided, that in the case of the replacement of any Manager or IC Representative, such individual shall be an Authorized Successor.

(d)	Subject to matters requiring Board Approval and Prior Investment Committee Approval, the Investment Committee shall have the power to do any and all acts necessary, convenient, or incidental to or for the furtherance of the purposes described in this Agreement, including all powers, statutory or otherwise. The Investment Committee has the authority to bind the Company.

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Section 6.03 Meetings of the Board. The Board may hold meetings, both regular and special, within or outside the State of Delaware. Meetings of the Board may be called by any Manager on not less than 24 hours’ notice to each Manager by telephone, facsimile, mail, telegram, email, or any other similar means of communication, with the notice stating the place, date, and hour of the meeting (and the means by which each Manager may participate by telephone conference or similar communications equipment in accordance with Section 6.05 of this Agreement) and the purpose or purposes for which the meeting is called. Special meetings may be called by a Manager in like manner and with like notice upon the written request of any one or more of the Managers. Attendance of a Manager at any meeting shall constitute a waiver of notice of the meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 6.04 Quorum; Acts of the Board.

(a)	At all meetings of the Board the presence of two (2) Managers shall constitute a quorum for the transaction of business, provided that there are an equal number of Managers present that were elected, designated, or appointed by each Member. If a quorum shall not be present at any meeting of the Board, then the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

(b)	Every act or decision done or made by the Board shall require the unanimous approval of all Managers present at a meeting duly held at which a quorum is present. For the avoidance of doubt, no matter can be approved by the Board without the approval of a representative of each of MRCC and NLV Fin. The Company shall not have the authority without Board Approval to approve or undertake any item set forth in Section 1 of Schedule A of this Agreement (as such schedule may be amended from time to time with Board Approval). Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, without notice, and without a vote if all Managers entitled to vote with respect to the subject matter of that action consent to the action in writing (including by e-mail), and the writing or writings are filed with the minutes of proceedings of the Board.

Section 6.05 Electronic Communications. Members of the Board may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, then the meeting shall be deemed to be held at the principal place of business of the Company.

Section 6.06 Compensation of Managers; Expenses. The Managers shall not receive any compensation. However, the Managers shall be reimbursed for their reasonable out-of-pocket expenses, if any, of attendance at meetings of the Board. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation for those services provided that prior Board Approval has been obtained for such services and compensation.

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Section 6.07 Specific Consent Regarding Leverage. The Board hereby authorizes MRCC to solicit offers for leverage on behalf of the Company, whether in the form of a Facility, or in the form of one or more derivative instruments (together, “Leverage”); provided, however, that Board Approval of the terms of a Facility or derivative instrument on behalf of the Company is required prior to entrance into any such Facility or derivative instrument, as set forth in Schedule A of this Agreement. Each Manager is hereby authorized to execute the related documentation with respect to a contract for Leverage on behalf of the Company as a Manager of the Company. However, the Company’s maximum potential liability under the documents creating any Leverage at the time the Company enters into any such documents shall not exceed an amount that is three times the amount of the Company’s total Capital Commitments without Board Approval. Additionally, in the event that the Board, the Company or the Administrative Agent makes a good faith determination that, as of the end of any Business Day, the value of the Company’s Investments as compared to the value of such Investments as of the end of the immediately preceding Business Day, has declined by an amount exceeding 15% of the total Capital Contributions to the Company as of the time of determination, a meeting of the Board shall be called promptly to discuss the Leverage; provided, however, that in making the determination required by this sentence the Board and the Company shall make appropriate adjustments for the effect of any dispositions of Investments occurring during the applicable time period.

Section 6.08 Removal and Resignation of Managers; Vacancies. Without limitation of Section 6.02(c) above, and unless otherwise restricted by law, any Manager may be removed or expelled, with or without cause, at any time solely by the Member that elected, designated, or appointed the Manager. Any Manager may resign at any time by giving written notice to the Board. The resignation shall take effect at the time specified in that notice and, unless tendered to take effect upon acceptance of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any vacancy caused by removal or expulsion of a Manager or the resignation of a Manager in accordance with this Section 6.08 shall be filled solely by the action of the Member who previously elected, designated, or appointed the Manager in order to fulfill the Board composition requirements of Section 6.02(a); provided, that the replacement of any Manager by a Member shall be with an Authorized Successor.

Section 6.09 Managers as Agents. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Board expressly authorizing such action which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to the terms of this Agreement, a Manager may not bind the Company.

Section 6.10 Duties of Board, MRCC IC Representative and NLV Fin IC Representative. To the extent that, at law or in equity, a Manager, MRCC IC Representative, or NLV Fin IC Representative has duties (including fiduciary duties) and liabilities relating to those duties to the Company or to any Member, the individual acting in good faith pursuant to the terms of this Agreement shall not be liable to the Company or to any Member for his or her good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the individual otherwise existing at law or in equity, are agreed by the parties to this Agreement to replace such other duties and liabilities of the individual.

Section 6.11 Reliance by Third Parties. Notwithstanding any other provision of this Agreement, any contract, instrument, or act on behalf of the Company by a Member, a Manager, an officer, or any other Person delegated by Board Approval or Prior Investment Committee Approval, as applicable, shall be conclusive evidence in favor of any third party dealing with the Company that the Person has the authority, power, and right to execute and deliver the contract or instrument and to take the act on behalf of the Company. This Section shall not be deemed to limit the liabilities and obligations of the Person to seek Board Approval or Prior Investment Committee Approval as set forth in this Agreement.

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Section 6.12 Outside Transactions; Change of Control; Investment Opportunities.

(a)	The Board shall devote such time and effort as is reasonably necessary to diligently administer the activities and affairs of the Company, but shall not be obligated to spend full time or any specific portion of its time to the activities and affairs of the Company.

(b)	NLV Fin must immediately notify MRCC following a transaction or series of transactions that causes a Change of Control of NLV Fin (a “NLV Fin Change of Control”).

(c)	MRCC must notify NLV Fin in advance of (i) any proposal by Monroe Capital BDC Advisors, LLC to the Board of Directors of MRCC to pursue any transaction that would result in a Change of Control of MRCC; (ii) any transaction that would result in a Change of Control of Monroe Capital LLC or any of its subsidiaries or affiliates; and (iii) any communications from the SEC or any other governmental, regulatory or similar body alleging violations of applicable law that if determined adversely to MRCC could have a material adverse impact on the Company, MRCC or the Administrator.

(d)	Subject to the foregoing provisions of this Section 6.12 and other provisions of this Agreement, each of the Members, the Administrative Agent, and each of their respective Affiliates and members may engage in, invest in, participate in, or otherwise enter into other business ventures of any kind, nature, and description, individually and with others, including the formation and management of other investment funds with or without the same or similar purposes as the Company, and the ownership of and investment in securities, and neither the Company nor any other Member shall have any right in or to any of those activities or the income or profits derived from those activities.

Section 6.13 Indemnification.

(a)	Subject to the limitations and conditions as provided in this Section 6.13, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, investigative, or arbitrative or in the nature of an alternative dispute resolution in lieu of any of the foregoing (hereinafter a “Proceeding”), or any appeal in a Proceeding or any inquiry or investigation that could lead to a Proceeding, by reason of the fact that the Person, or a Person of which the Person is the legal representative, is or was a Member, a Manager, MRCC IC Representative, or NLV Fin IC Representative, or a representative, officer, director, or employee thereof, shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may be amended (but, in the case of any amendment, only to the extent that the amendment permits the Company to provide broader indemnification rights than the law permitted the Company to provide prior to the amendment) against all liabilities and expenses (including judgments, penalties (including excise and similar taxes and punitive damages), losses, fines, settlements, and reasonable expenses (including reasonable attorneys’ and experts’ fees)) actually incurred by the Person in connection with the Proceeding, appeal, inquiry, or investigation (each a “Loss”), unless the Loss is primarily the result of gross negligence, fraud, or willful misconduct by the Person seeking indemnification under this Section 6.13, in which case the indemnification shall not cover the Loss to the extent resulting from gross negligence, fraud, or intentional misconduct. Indemnification under this Section 6.13 shall continue as to a Person who has ceased to serve in the capacity which initially entitled the Person to indemnity under this Section 6.13. The rights granted pursuant to this Section 6.13 shall be deemed contract rights, and no amendment, modification, or repeal of this Section 6.13 shall have the effect of limiting or denying any rights with respect to actions taken or Proceedings, appeals, inquiries, or investigations arising prior to any amendment, modification, or repeal. To the fullest extent permitted by law, no Person entitled to indemnification under this Section 6.13 shall be liable to the Company or any Member for any act or omission performed or omitted by or on behalf of the Company; provided that the act or omission has not been fully adjudicated to constitute gross negligence, fraud, or willful misconduct. In addition, any Person entitled to indemnification under this Section 6.13 may consult with legal counsel selected with reasonable care and shall incur no liability to the Company or any Member to the extent that the Person acted or refrained from acting in good faith in reliance upon the opinion or advice of that counsel.

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(b)	The right to indemnification conferred in Section 6.13(a) shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred by a Person entitled to be indemnified under Section 6.13(a) who was, is, or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of the expenses incurred by a Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written undertaking by the Person to repay all amounts so advanced if it shall be finally adjudicated that the indemnified Person is not entitled to be indemnified under this Section 6.13 or otherwise.

(c)	The Company, with Board Approval, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to a Member under Sections 6.13(a) and (b).

(d)	The right to indemnification and the advancement and payment of expenses conferred in this Section 6.13 shall not be exclusive of any other right that a Member or other Person indemnified pursuant to this Section 6.13 may have or hereafter acquire under any law (common or statutory) or provision of this Agreement.

(e)	The indemnification rights provided by this Section 6.13 shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of each Person indemnified pursuant to this Section 6.13.

Section 6.14 Tax Matters Member; Partnership Representative.

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(a)	For Periods prior to December 31, 2017, MRCC shall be the “tax matters partner” of the Company within the meaning of Section 6231(a)(7) of the Code (in that capacity, the “Tax Matters Member”). The provisions of Section 6.13(a) shall apply to all actions taken on behalf of the Members by the Tax Matters Member in its capacity as the Company’s tax matters partner. The Tax Matters Member shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the tax matters partner of the Company. The Tax Matters Member shall have the right to retain professional assistance in respect of any audit of the Company and all reasonable, documented out-of-pocket expenses and fees incurred by the Tax Matters Member on behalf of the Company as Tax Matters Member shall be reimbursed by the Company. In the event the Tax Matters Member receives notice of a final Company adjustment under Section 6223(a) of the Code, it shall either (i) file a court petition for judicial review of that final adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to all Members on the date the petition is filed, or (ii) mail a written notice to all Members within that period that describes its reasons for determining not to file a petition. Each Member shall be a “notice partner” within the meaning of Section 6231(a)(8) of the Code. For the avoidance of doubt, the Tax Matter Member shall not take any action requiring Board Approval or Prior Investment Committee Approval prior to Board Approval or Prior Investment Committee Approval, as applicable, being obtained.

(b)	For periods after December 31, 2017, the Administrative Agent is hereby designated as the “partnership representative” within the meaning as provided in Section 6223 of the Code (and any similar provisions under any applicable state or local or foreign tax laws) (the “Partnership Representative”). The provisions of Section 6.13(a) shall apply to all actions taken on behalf of the Members by the Partnership Representative in its capacity as the Company’s partnership representative for any period after December 31, 2017. The Partnership Representative shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the partnership representative of the Company. The Partnership Representative shall have the right to retain professional assistance in respect of any audit of the Company and all reasonable, documented out-of-pocket expenses and fees incurred by the Partnership Representative on behalf of the Company as Partnership Representative shall be reimbursed by the Company. In the event any adjustment to any item of income, gain, loss, deduction or credit of the Partnership, or any Partner’s distributive share thereof, for a “reviewed year” (as defined in Code Section 6226(d)(1)) that would result in an imputed underpayment (including interest and penalties) of the Company under Code Section 6225 (an “Imputed Underpayment”), (i) the Partnership Representative is authorized to cause the Company to make an election in accordance with Code Section 6226 to cause the Members for the reviewed year to take the adjustment into account in their own tax returns, and (ii) if no such election is made, the Company and each Member of the Company for the reviewed year agrees to timely take all actions under Code Section 6225(c) (and any Treasury Regulations or other IRS guidance issued thereunder) as reasonably requested by the Partnership Representative to eliminate such imputed underpayment (including filing amended tax returns). To the extent that the Company is required to pay any Imputed Underpayment, the Board (taking into account the status of any Member or any action taken by such Member to reduce the Imputed Underpayment) shall equitably allocate such amount among those persons who were Members during the reviewed year giving rise to the Imputed Underpayment and the amount so allocated to such Member shall be treated as a withholding of tax for purpose of Section 5.02 of this Agreement. For the avoidance of doubt, the Partnership Representative shall not take any action requiring Board Approval or Prior Investment Committee Approval prior to Board Approval or Prior Investment Committee Approval, as applicable, being obtained.

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Article VII
TRANSFERS OF COMPANY INTERESTS; WITHDRAWALS

Section 7.01 Transfers by Members.

(a)	No Member shall Transfer its interest without Board Approval (which approval shall not be unreasonably withheld or delayed). In addition, subject to the requirements of this Article VII, all of the Entire Interest of a Member may be Transferred to an Affiliate of the transferring Member who remains liable for the transferring Member’s Capital Commitments. Notwithstanding the foregoing, without Board Approval, (i) any Member may make a Transfer in accordance with Section 7.01(g) or Section 8.03(e), in each case if the Transfer is otherwise in accordance with the requirements of this Article VII, and (ii) equityholders in each Member may Transfer or redeem their ownership of such Member, if permitted by such Member, provided, that in the case of NLV Fin, such Transfer or redemption does not result in a NLV Fin Change in Control. For the avoidance of doubt, a Member may pledge or grant a security interest in such Member’s interest to a Facility provider, if not prohibited by the terms of any Facility, with prior written notice of such pledge or assignment to the other Member.

(b)	No Transfer by a Member shall be binding upon the Company until the Company receives an executed copy of the documentation as reasonably requested by the other Member to show the Transfer is in accordance with this Article VII.

(c)	Any Person which acquires an interest in the Company by Transfer in accordance with the provisions of this Agreement shall be admitted as a substitute Member, provided the requirements of this Agreement are satisfied. The admission of a transferee as a substitute Member shall be conditioned upon the transferee’s written assumption, in form and substance reasonably satisfactory to the other Member, of all obligations of the transferor in respect of the Transferred interest and execution of an instrument reasonably satisfactory to the other Member whereby the transferee becomes a party to this Agreement and makes the representations set forth in Section 2.01 of this Agreement.

(d)	In the event any Member shall be adjudicated as bankrupt, or in the event of the winding up or liquidation of a Member, the legal representative of the Member shall, upon written notice to the other Member of the happening, become a transferee of the Member’s interest, subject to all of the terms of this Agreement as then in effect.

(e)	Any transferee of the interest of a Member, irrespective of whether the transferee has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the Transfer to have agreed to be subject to the terms and provisions of this Agreement in the same manner as its transferor.

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(f)	As additional conditions to the validity of any Transfer of a Member’s interest, the assignment shall not:

(i)	violate the registration provisions of the Securities Act or the securities laws of any applicable jurisdiction;

(ii)	cause the Company to cease to be entitled to the exemption from the definition of an “investment company” pursuant to Section 3(c)(7) of the 1940 Act and the rules and regulations of the Securities and Exchange Commission under the 1940 Act;

(iii)	result in the termination of the Company under the Code or in the Company being classified as a “publicly traded partnership” under the Code;

(iv)	unless the other Member waives in writing the application of this clause (iv) with respect to such assignment (which the other Member may refuse to do in its absolute discretion), be to a Person which is an ERISA Plan; or

(v)	cause the Company or the other Member to be in violation of, or effect an assignment to a Person that is in violation of, applicable Investor Laws.

The non-Transferring Member may require reasonable evidence as to the conditions set forth in clauses (i) through (v), including an opinion of counsel reasonably acceptable to the non-Transferring Member. Any purported Transfer as to which the conditions set forth in clauses (i) through (v) are not satisfied shall be void ab initio. A Transferring Member shall be responsible for all costs and expenses incurred by the Company, including reasonable legal fees and expenses, in connection with any assignment or proposed assignment.

(g)	Except for Transfers of all of a Member’s Entire Interest to an Affiliate of the Member who remains liable for the transferring Member’s Capital Commitments, each Member hereby unconditionally and irrevocably grants to the other Member or its designee a right of first offer to purchase or designate a third party to purchase all, but not less than all, of any interest in the Company that the other Member may propose to Transfer to another Person at the valuation most recently approved in accordance with Section 9.05.

(i)	The Member proposing to make a Transfer that would be subject to this Section 7.01(g) must deliver written notice to the other Member of its intention to Transfer the interest (the “Notice of Intent”) not later than thirty (30) days prior to the proposed closing date of the Transfer. The Notice of Intent shall contain the material terms and conditions of the proposed Transfer and shall identify the proposed transferee of such interest, if known.

(ii)	The Member receiving the Notice of Intent shall have the right, for a period of fifteen (15) business days from the date of receipt of the Notice of Intent (the “Acceptance Period”), to accept the interest or to designate a third-party purchaser to accept the interest at the valuation most recently approved in accordance with Section 9.05 and on the terms stated in the Notice of Intent. The acceptance shall be made by delivering a written notice to the selling Member and the Company within the Acceptance Period stating that it elects to exercise its right of first offer and, if applicable, providing the identity of any Person that the non-transferring Member designates as the purchaser.

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(iii)	Following expiration of the Acceptance Period, the selling Member shall be free to sell its interest in the Company to a third party in a Transfer (which third party shall be the party identified in the Notice of Intent), if that otherwise meets the requirements of this Section 7.01 on terms and conditions it deems acceptable (but at a price not less than the price and on terms not more favorable to the third-party purchaser than the price and terms stated in the Notice of Intent); provided that the sale takes place within sixty (60) days after the expiration of the Acceptance Period (the “Sale Period”). To the extent the selling Member Transfers its interest in the Company during the Sale Period, the selling Member shall promptly notify the Company, and the Company shall promptly notify the other Member, as to the terms of the Transfer and the name of each of the owners to whom the interest was Transferred. If no sale occurs during the Sale Period, then any attempted Transfer of the interest shall again be subject to the right of first offer set forth in this Section 7.01(g) and the procedures of this Section 7.01(g) shall be repeated de novo.

Section 7.02 Withdrawal by Members. Except as provided in this Section, a Member may not withdraw from the Company unless such withdrawal is approved by the Board.

(a)	Notwithstanding any provision of this Agreement to the contrary, if a Member obtains an opinion of counsel to the effect that, as a result of the other Member’s ownership of an interest in the Company, the Company would be required to register as an investment company under the 1940 Act, then the other Member shall, upon written notice from the first Member, withdraw from or reduce (in accordance with the provisions of clause (c) below) its interest in the Company (including its Capital Commitment) to the extent that the first Member has determined, based upon the opinion of counsel, to be necessary in order for the Company not to be required to register. Each Member shall, upon written request from the other Member, promptly furnish to the other Member such information as the other Member may reasonably request from time to time in order to make a determination pursuant to this Section 7.02(a), but in no event later than ten (10) business days after such request.

(b)	Notwithstanding any provision of this Agreement to the contrary, if a Member breaches the Member’s obligation under the immediately following sentence, or if the other Member obtains an opinion of counsel to the effect that any contribution or payment by a Member to the Company would cause the Company or the other Member to be in violation of, or to the effect that the Member is in violation of, any law or regulation to which the Company, a Member, or the Member’s investment in the Company may be subject from time to time (collectively, “Investor Laws”) and which violation would reasonably be expected to have a material adverse effect on the Company, then the Member shall, upon written notice from the other Member, withdraw from the Company in accordance with the provisions of Section 7.02(c). Each Member shall, upon written request from the other Member, promptly furnish to the other Member the information as the other Member may reasonably request from time to time in order to make a determination pursuant to this Section 7.02(b), but in no event later than ten (10) business days after the request.

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(c)	If a Member partially withdraws its interest in the Company pursuant to this Section 7.02, it shall receive, in full payment for the withdrawn interest from cash and cash equivalents available for distribution pursuant to Article V, the sum of the portion of the Capital Account attributable to the withdrawn interest (adjusted to reflect the Value of the Company as determined as of the date of the last valuation pursuant to Section 9.05). Notwithstanding the foregoing, the Member that is partially withdrawing its interest shall receive the portion of the Capital Account attributable to the withdrawn interest after the distribution of any amounts pursuant to Section 5.01(b)(i) of this Agreement and prior to the distribution of any amount pursuant to Section 5.01(b)(ii). If a Member withdraws its entire interest in the Company pursuant to this Section 7.02, then the Company shall terminate as provided by Article VIII.

Article VIII
TERM, DISSOLUTION, AND LIQUIDATION OF COMPANY

Section 8.01 Term. The term of the Company shall be indefinite, except as set forth in Section 8.02.

Section 8.02 Dissolution.

(a)	The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(i)	determination by the Board to dissolve the Company;

(ii)	subject to Section 8.03(e) below, (A) the full withdrawal of a Member of the Company pursuant to Section 7.02, or (B) a bankruptcy, insolvency, dissolution, or liquidation of a Member, or (C) the making of an assignment for the benefit of creditors by a Member, or (D) a default under Section 3.03 by a Member which remains uncured or unwaived after the expiration of the cure period set forth in Section 3.03, in each case of clauses (B) through (D) above at the election of the other Member by providing written notice of the election;

(iii)	a written notice by a Member to the other Member to dissolve the Company, which notice shall become effective as stated therein but no less than 90 days after delivery (unless the other Member waives such notification requirement);

(iv)	subject to Section 8.03(e) below, a determination by the Securities and Exchange Commission to subject MRCC’s participation in the Company to an accounting or reporting treatment or other consequence which MRCC, in its sole discretion, determines to be materially adverse to it, or a failure by the Securities and Exchange Commission to grant its assent to MRCC’s interest in the Company or a change by the Securities and Exchange Commission of any assent it may have granted regarding MRCC’s interest in the Company or the terms of the assent or its conclusions regarding the accounting or reporting treatment or other consequence which MRCC, in its sole discretion, determines to be materially adverse to it, in each case at the election of MRCC by providing written notice of the election to the other Member;

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(v)	subject to Section 8.03(e) below, a determination by NLV Fin to dissolve the Company after NLV Fin has notified the Board that an insurance regulator, or some other government, regulatory or judicial body with competent jurisdiction, has determined that NLV Fin’s continuing to hold an interest in the Company has caused or would cause NLV Fin to violate applicable law or regulation and NLV Fin has taken reasonable steps to cure such violation or potential violation but has been unable to do so; or

(vi)	the entry of a decree of judicial dissolution pursuant to the Act, in which event the provisions of Section 8.03, as modified by that decree, shall govern the winding up of the Company’s affairs.

Section 8.03 Wind-Down and Liquidation.

(a)	Upon the occurrence of any of the events in Section 8.02 above, the Company shall initiate an orderly wind-down of the Company and the Company shall be liquidated in accordance with this Article and the Act (a “Wind-Down”), with such period to be reasonably designed to last not more than two years. The Wind-Down shall be conducted and supervised by the Board in the same manner provided by Article VI with respect to the operation of the Company during its term; provided that in the case of a dissolution and winding up of the Company pursuant to Section 8.02(a)(iv) above, MRCC may elect to control the liquidation as liquidating agent, subject to normal Investment Committee approval regarding the disposition of any Investments, or if the liquidation is being conducted pursuant to Section 8.02(a)(v) above, MRCC shall serve as liquidating agent, subject to normal Investment Committee approval regarding the disposition of any Investments, and use reasonable best efforts to effect a Wind-Down.

(b)	From and after the date on which an event set forth in Section 8.02 becomes effective, the Company shall cease to make Investments after that date, except for (i) Investments which the Company was committed to make in whole or in part (as evidenced by a commitment letter, term sheet, or letter of intent, or definitive legal documents under which less than all advances have been made) on or before such effective date, and (ii) at the election of the Board by Board Approval within three (3) business days after receipt by the Board of written notice of the availability of the election from any Member, any Investment in a Portfolio Company in which the Company then has an Investment in which the Company participates, provided that the election shall not apply to any Investment in connection with a sale or other Change of Control of the Portfolio Company or a refinancing of the Company’s prior Investment in the Portfolio Company. Capital calls against the Capital Commitment of the Members shall cease from and after the effective date; provided that capital calls against the Capital Commitment of the Members may continue to fund the allocable share of Investments in which the Company continues to participate (as set forth in the immediately preceding sentence), Expenses and all other obligations of the Company. Subject to the foregoing provisions of this Section 8.03(b), the Members shall continue to bear an allocable share of Expenses and other obligations of the Company, in proportion to their respective Capital Accounts, until all Investments in which the Company participates are repaid or otherwise disposed of in the course of the Wind-Down.

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(c)	Distributions to the Members during the Wind-Down shall be made no less frequently than quarterly to the extent consisting of a Member’s allocable share of cash and cash equivalents, after taking into account reasonable reserves deemed appropriate by Board Approval (or in the event of a dissolution and winding up of the Company pursuant to Sections 8.02(a)(iv) or 8.02(a)(v), by a Member that has elected to act as liquidating agent pursuant to Section 8.03(a)), to fund Investments in which the Company continues to participate (as set forth in the immediately preceding paragraph), Expenses and all other obligations (including contingent obligations) of the Company. Unless waived by Board Approval, the Company also shall withhold ten percent (10%) of distributions in any calendar year, which withheld amount shall be distributed within sixty (60) days after the completion of the annual audit covering that year. A Member shall remain a member of the Company until all Investments in which the Company participates are repaid or otherwise disposed of, the Member’s allocable share of all Expenses and all other obligations (including contingent obligations) of the Company are paid, and all distributions are made under this Agreement, at which time the Member shall have no further rights under this Agreement.

(d)	Upon dissolution of the Company, final allocations of all items of Company’s Profit and Loss shall be made in accordance with Section 4.02. Upon dissolution of the Company, the assets of the Company shall be applied in the following order of priority:

(i)	To creditors (other than Members) in satisfaction of liabilities of the Company (whether by payment or by the making of reasonable provision for payment of those liabilities), including to establish any reasonable reserves which the Board may by Board Approval, in its reasonable judgment, deem necessary or advisable for any contingent, conditional, or unmatured liability of the Company;

(ii)	To creditors who are Members in satisfaction of liabilities of the Company (whether by payment or by the making of reasonable provision for payment of those liabilities), including to establish any reasonable reserves which the Board may by Board Approval, in its reasonable judgment, deem necessary or advisable for any contingent, conditional, or unmatured liability of the Company;

(iii)	To establish any reserves which the Board may by Board Approval, in its reasonable judgment, deem necessary or advisable for any contingent, conditional, or unmatured liability of the Company to Members; and

(iv)	The balance, if any, to the Members in accordance with Section 5.01(b).

(e)	Notwithstanding Sections 8.02(a)(i) through 8.02(a)(v), upon the occurrence of an event described in Sections 8.02(a)(ii), 8.02(a)(iv) or 8.02(a)(v), the Member that may elect a dissolution and winding up (or, in the case of a full withdrawal of a Member under Section 8.02(a)(ii), the non-withdrawing Member) (the Member, the “Electing Member”) may elect alternatively by written notice to the other Member, for a period of fifteen (15) business days following the occurrence of that event, to purchase the other Member’s Entire Interest or designate a third party to effect the purchase (the election, the “Election to Purchase”). The purchase price for the Entire Interest shall be payable in cash within ninety (90) days after the Election to Purchase is delivered to the other Member and shall be equal to the Capital Account of the other Member adjusted to reflect the Value of the Company as determined as of the date of the last valuation pursuant to Section 9.05. Each Member hereby agrees to sell its Entire Interest to the Electing Member or the third party designated by the Electing Member at that price if the Election to Purchase is timely exercised by the Electing Member. If the Electing Member does not exercise the Election to Purchase within the 15-business day period set forth in this Section 8.02(e) or if the Electing Member or its third-party designee does not purchase the other Member’s Entire Interest within ninety (90) days after the Election to Purchase is delivered to the other Member, then the Election to Purchase shall terminate, and (i) in the case of a full withdrawal by a Member under Section 8.02(a)(ii)(A), the other Member shall withdraw its Entire Interest pursuant to Section 7.02, and the Company shall terminate as provided by Article VIII or (ii) in the case of the occurrence of an event described Section 8.02(a)(ii)(B)-(D), Section 8.02(a)(iv) or Section 8.02(a)(v), the Electing Member shall retain the option to elect the dissolution of the Company pursuant to Section 8.02(a)(ii), (iv) or (v), as applicable. After any purchase pursuant to an Election to Purchase, the other Member shall no longer be a member of the Company, and the Electing Member or third party designee of the Electing Member that has consummated the purchase may dissolve or continue the Company as it may determine.

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(f)	If an audit or reconciliation relating to the fiscal year in which a Member receives a distribution under this Section 8.03 reveals that the Member received a distribution in excess of that to which the Member was entitled, then the other Member may, in its discretion, seek repayment of the distribution to the extent that the distribution exceeded what was due to the Member.

(g)	Each Member shall be furnished with a statement prepared by the Administrative Agent, which shall set forth the assets and liabilities of the Company as at the date of complete liquidation, and each Member’s share of those assets and liabilities. Upon compliance with the distribution plan set forth in this Section 8.03, the Members shall cease to be Members, and either Member may execute, acknowledge, and cause to be filed a certificate of cancellation of the Company.

Article IX
ACCOUNTING, REPORTING AND VALUATION PROVISIONS

Section 9.01 Books and Accounts.

(a)	Complete and accurate books and accounts shall be kept and maintained for the Company at its principal office or at the office of any service provider not affiliated with the Members that is selected by Board Approval to provide services to the Company (the “Third-Party Administrator”). The books and accounts shall be kept on the accrual basis method of accounting and shall include separate Capital Accounts for each Member. Capital Accounts for financial reporting purposes and for purposes of this Agreement shall be maintained in accordance with Section 4.01, and for U.S. federal income tax purposes the Members shall cause the Administrative Agent to maintain the Members’ Capital Accounts in accordance with the Code and applicable Treasury Regulations. Each Member or its duly authorized representative, at its own expense, shall at all reasonable times and upon reasonable prior written notice to the Administrative Agent have access to, and may inspect, the books and accounts and any other records of the Company for any purpose reasonably related to its interest in the Company.

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(b)	All funds received by the Company shall be deposited in the name of the Company in the bank account or accounts or with the custodian, and securities owned by the Company may be deposited with the custodian, as may be designated by Board Approval from time to time and withdrawals from those bank or custodial accounts shall be made upon such signature or signatures on behalf of the Company as may be designated by Board Approval from time to time.

Section 9.02  Financial Reports; Tax Return.

(a)	The Company shall engage an independent certified public accountant selected and approved by Board Approval to act as the accountant for the Company and to audit the Company’s books and accounts as of the end of each fiscal year. As soon as practicable, but no later than ninety (90) days, after the end of each fiscal year, the Board shall cause the Administrative Agent to deliver, by any of the methods described in Section 10.07, to each Member and to each former Member who withdrew during the fiscal year:

(i)	audited financial statements of the Company as at the end of and for the fiscal year, including a balance sheet and statement of income, together with the report on those financial statements of the Company’s independent certified public accountant;

(ii)	a statement of holdings of securities of the Company, including both the cost and the valuation of such securities as determined pursuant to Section 9.05, and a statement of the Member’s Capital Account;

(iii)	to the extent that the requisite information is then available, a Schedule K-1 for the Member with respect to the fiscal year, prepared in accordance with the Code, together with corresponding forms for state income tax purposes, setting forth the Member’s distributive share of Company items of Profit or Loss for the fiscal year and the amount of the Member’s Capital Account at the end of the fiscal year; and

(iv)	such other financial information and documents respecting the Company and its business as the Administrative Agent deems appropriate, or as a Member may reasonably require and request, to enable such Member to comply with regulatory requirements applicable to it or to prepare its federal and state income tax returns.

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(b)	The Company shall cause the Administrative Agent to prepare and timely file after the end of each fiscal year of the Company all federal and state income tax returns of the Company for the fiscal year.

(c)	As soon as practicable, but in no event later than forty-five (45) days, after the end of each of the first three fiscal quarters of a fiscal year, the Board shall cause the Administrative Agent to prepare and deliver, by any of the methods described in Section 10.07, to each Member (i) unaudited financial information with respect to the Member’s allocable share of Profit or Loss and changes to its Capital Account as of the end of the fiscal quarter and for the portion of the fiscal year then ended, (ii) a statement of holdings of securities of the Company as to which the Member participates, including both the cost and the valuation of the securities as determined pursuant to Section 9.05, and (iii) such other financial information as the Administrative Agent deems appropriate, or as a Member may reasonably require and request, to enable the Member to comply with regulatory requirements applicable to it.

Section 9.03 Tax Elections. The Company may, by Board Approval, but shall not be required to, make any election pursuant to the provisions of Sections 754 or 1045 of the Code, or any other election required or permitted to be made by the Company under the Code.

Section 9.04 Confidentiality.

(a)	Each Member agrees to maintain the confidentiality of the Company’s records, reports, and affairs, and all information and materials furnished to the Member by the Company, the other Member, the Administrative Agent, or their Affiliates with respect to their respective businesses and activities; each Member agrees not to provide to any other Person copies of any financial statements, tax returns, or other records or reports, or other information or materials provided or made available to the Member by the Company, the other Member, the Administrative Agent, or their Affiliates with respect to their respective businesses and activities; and each Member agrees not to disclose to any other Person (x) any information contained in those materials (including the names of, or any information relating to, Portfolio Companies), or (y) the summaries of the loan transactions in any marketing materials (including tombstone ads) of each Member and its Affiliates, without the express prior written consent of the other Member; provided that:

(i)	MRCC may disclose any such information as may be required by law in connection with its filings with the SEC;

(ii)	NLV Fin may disclose any such information as may be required by law or as reasonably advised by counsel in connection with its filings with any of its or its Affiliates’ regulators; and

(iii)	any Member may provide financial statements, tax returns, and other information contained in those statements and returns: (1) to the Member’s accountants, internal and external auditors, legal counsel, financial advisors, and other fiduciaries and representatives (who may be Affiliates of the Member) as long as the Member instructs the Persons to maintain the confidentiality of that information and not to disclose that information to any other Person; (2) to bona fide potential transferees of the Member’s Entire Interest that agree in writing, for the benefit of the Company, to maintain the confidentiality of that information, but only after reasonable advance notice to the Company; (3) if and to the extent required by law (including judicial or administrative order); provided that, to the extent legally permissible, the Company is given prior notice to enable it to seek a protective order or similar relief; (4) to representatives of any governmental regulatory agency or authority with jurisdiction over the Member, or as otherwise may be necessary to comply with regulatory requirements applicable to the Member; and (5) in order to enforce rights under this Agreement.

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(b)	Notwithstanding Section 9.04(a), the following shall not be considered confidential information for purposes of this Agreement: (i) information generally known to the public; (ii) information obtained by a Member from a third party who is not prohibited from disclosing the information; (iii) information in the possession of a Member prior to its disclosure by the Company, the other Member, the Administrative Agent, or their Affiliates; or (iv) information which a Member can show by written documentation was developed independently of disclosure by the Company, the other Member, the Administrative Agent, or their Affiliates.

(c)	Notwithstanding Section 9.04(b), NLV Fin shall not engage in the purchase, sale, or other trading of securities or derivatives of securities based upon confidential information received from the Company, MRCC, MRCC’s investment adviser, the Administrative Agent, or their Affiliates.

(d)	To the extent permitted by applicable law, and notwithstanding Sections 9.04(a), 9.04(b), and 9.04(c), each of the Company, each Member, the Administrative Agent, or any of their Affiliates may, in its reasonable discretion, keep confidential from any Member information to the extent the Person reasonably determines, upon due inquiry, that the Member cannot or will not adequately protect against the improper disclosure of confidential information, the disclosure of which likely would have a material adverse effect upon the Company, either Member, the Administrative Agent, any of its Affiliates, or a Portfolio Company; provided, however, that notwithstanding the foregoing, the Company, each Member, the Administrative Agent and any of their Affiliates, to the extent applicable, shall not keep confidential from any Member, Manager and/or IC Representative any information that reasonably relates, directly or indirectly, to any matter that requires Board Approval or Investment Committee Approval. In addition, each of the Company, each Member, the Administrative Agent, or any of their Affiliates shall promptly provide to each Member all relevant information and documents related to any notice or request (whether written or oral) received from any governmental or regulatory agency involving any pending or threatened Proceeding in connection with the activities or operations of the Company.

(e)	The Members: (i) acknowledge that the Company, MRCC, the Administrative Agent, its Affiliates, and their respective direct or indirect members, managers, officers, directors, and employees are expected to acquire confidential third-party information that, pursuant to fiduciary, contractual, legal, or similar obligations, cannot be disclosed to the Company or the Members; and (ii) agree that none of such Persons shall be in breach of any duty under this Agreement or the Act as a result of acquiring, holding, or failing to disclose that information to the Company or the Members; provided, however, that such Person may be liable to a Member for a breach of duty under this Agreement or the Act as a result of knowingly failing to disclose information that is required to be disclosed under Section 9.04(d).

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Section 9.05 Valuation.

(a)	Valuations shall be made (x) as of the end of each fiscal quarter, (y) upon liquidation of the Company, or (z) if determined by the Board in its sole discretion, at any other time, in each case in accordance with the following provisions and the Company’s valuation guidelines then in effect (which shall be consistent with MRCC’s valuation guidelines then in effect):

(i)	Within thirty (30) days after the date as of which a valuation is to be made, the Administrative Agent shall deliver to the Board a report as to the recommended valuation as of that date, and provide those Persons with a reasonable opportunity to request information and to provide comments with respect to the report.

(ii)	If the recommended valuation as of that date is approved by Board Approval, then the valuation that has been approved shall be final.

(iii)	If there is an objection to the recommended valuation by the Board, then the Administrative Agent shall cause a valuation of the asset(s) subject to unresolved objection to be made as of such date by an approved valuation expert (if not already made) and shall determine a valuation of those asset(s) consistent with the valuation as of that date by the approved valuation expert, and the valuation shall be final. For this purpose, a valuation of an asset as of that date shall be considered consistent with a valuation of an approved valuation expert if it is equal to the recommended value or within the recommended range of values determined by the approved valuation expert as of that date. An approved valuation expert shall mean an independent valuation consultant that either has been approved by Board Approval. Valuations of the Company’s assets by independent valuation consultants shall be at the Company’s expense.

(iv)	Liabilities of the Company shall be taken into account at the amounts at which they are carried on the books of the Company, and provision shall be made in accordance with GAAP for contingent or other liabilities not reflected on those books and, in the case of the liquidation of the Company, for the Expenses (to be borne by the Company) of the liquidation and winding up of the Company’s affairs.

(v)	No value shall be assigned to the Company name and goodwill or to the office records, files, statistical data, or any similar intangible assets of the Company not normally reflected in the Company’s accounting records.

(b)	All valuations shall be made in accordance with the foregoing shall be final and binding on all Members, absent actual and apparent error.

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Article X

Section 10.01 Governing Law; Jurisdiction; Jury Waiver. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. To the fullest extent permitted by law, in the event of any dispute or controversy arising out of the terms and conditions of this Agreement, the parties to this Agreement consent and submit to the jurisdiction of the courts of the Commonwealth of Massachusetts in the county of Middlesex and of the U.S. District Court for the District of Massachusetts.

THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THOSE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, OR ENFORCEMENT OF THIS AGREEMENT.

Section 10.02 Certificate of Formation; Other Documents. The Members hereby approve and ratify the filing of the Certificate of Formation on behalf of the Company. The Members agree to execute such other instruments and documents as may be required by law or which a Member or the Board deems necessary or appropriate to carry out the intent of this Agreement.

Section 10.03 Force Majeure. Whenever any act or thing is required of the Company or a Member under this Agreement to be done within any specified period of time, the Company and the Member shall be entitled to an additional period of time to do the act or thing as shall equal any period of delay resulting from causes beyond the reasonable control of the Company or the Member, including bank holidays and actions of governmental agencies, and excluding economic hardship; provided that this provision shall not have the effect of relieving the Company or the Member from the obligation to perform any act or thing.

Section 10.04 Waivers.

(a)	No waiver of the provisions of this Agreement shall be valid unless in writing and then only to the extent set forth in that writing. Any right or remedy of the Members under this Agreement may be waived by Board Approval, and any waiver shall be binding on all Members, other than situations where those rights or remedies are non-waivable under applicable law. Except as specifically provided in this Agreement, no failure or delay by any party in exercising any right or remedy under this Agreement shall operate as a waiver of that right or remedy, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any subsequent occasion.

(b)	Except as otherwise provided in this Agreement or for situations in which the approval or consent of all or certain Members is required by non-waivable provisions of applicable law, any approval or consent of the Members may be given by Board Approval, and any approval or consent shall be binding on all Members.

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Section 10.05  Notices. All notices, demands, solicitations of consent or approval, and other communications under this Agreement shall be in writing, by electronic mail (with or without attached PDFs) or posted to a virtual data room, and shall be sufficiently given if personally delivered or sent by postage prepaid, registered or certified mail, return receipt requested, or sent by electronic mail, overnight courier or facsimile transmission, addressed as follows: if intended for the Company, to the Company’s principal office determined pursuant to Section 2.03; and if intended for any Member, to the address of the Member set forth on the Member List, or to such other address as any Member may designate by written notice. Notices shall be deemed to have been given (i) when personally delivered, (ii) if sent by registered or certified mail, on the earlier of (A) three days after the date on which deposited in the mails or (B) the date on which received, or (iii) if sent by electronic mail, a virtual data room posting, overnight courier, or facsimile transmission, on the date on which received; provided that notices of a change of address shall not be deemed given until the actual receipt of those notices. The provisions of this Section shall not prohibit the giving of written notice in any other manner; any written notice shall be deemed given only when actually received.

Section 10.06 Construction.

(a)	The captions used in this Agreement are intended for convenience of reference only and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

(b)	As used in this Agreement, the singular shall include the plural, the masculine gender shall include the feminine and neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.

(c)	References in this Agreement to Articles, Sections, and Schedules are intended to refer to Articles, Sections, and Schedules of this Agreement unless otherwise specifically stated.

(d)	Unless otherwise specified, references in this Agreement to applicable statutes or other laws are references to the federal laws of the United States.

(e)	Nothing in this Agreement shall be deemed to create any right in or benefit for any creditor of the Company that is not a party to this Agreement, and this Agreement shall not be construed in any respect to be for the benefit of any creditor of the Company that is not a party to this Agreement.

(f)	As used in this Agreement, the verb “include” and word “including” are words of enlargement; they are not restrictive in their meaning, and each example following those words is illustrative.

Section 10.07 Amendments. This Agreement may be amended at any time and from time to time by a written instrument executed by each Member.

Section 10.08 Legal Counsel. Schedule C is incorporated by reference herein.

Section 10.09 Execution. This Agreement may be executed in any number of counterparts, and all of those counterparts together shall constitute one agreement binding on all Members.

Section 10.10 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors, and assigns of the parties to this Agreement; provided that this Section 10.10 shall not be construed to permit any assignment or transfer which is otherwise prohibited by this Agreement.

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Section 10.11 Severability. If any one or more of the provisions contained in this Agreement, or any application of those provisions, is invalid, illegal, or unenforceable in any respect, then the validity, legality, and enforceability of the remaining provisions contained in this Agreement and all other applications of those provisions shall not in any way be affected or impaired by that invalidity, illegality, or unenforceability.

Section 10.12 Computation of Time. In computing any period of time under this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday, or legal holiday on which banks in New York are closed, in which event the period shall run until the end of the next day which is not a Saturday, Sunday, or such a legal holiday. Any reference to “business day” shall refer to any day which is not a Saturday, Sunday, or such a legal holiday. Any references to time of day shall refer to New York time.

Section 10.13 Entire Agreement. This Agreement (including the Schedules to this Agreement) and the Administration Agreement constitute the entire agreement between the parties and supersede all prior agreements, understandings, and arrangements with respect to the subject matter of this Agreement.

[Signatures appear on next page]

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IN WITNESS WHEREOF, the Members have caused this Agreement to be executed and delivered as of the date first above written.

Monroe Capital Corporation

By:	/s/ Aaron Peck
Name:	Aaron Peck
Title:	CFO

NLV Financial Corporation

By:	/s/ David M. Navins
Name:	David M. Navins
Title:	Head of Alternative Investments

[Signature Page to MRCC Senior Loan Fund I, LLC - LLC Agreement]

Appendix A

Member List

Name/Address	Capital Commitment
Monroe Capital Corporation 311 South Wacker Drive, Suite 6400 Chicago, IL 60606	$50,000,000
NLV Financial Corporation One National Life Drive Montpelier, VT 05604	$50,000,000

Appendix A

Schedule A

Board Approval

1.	Board Approval shall be required in advance for the Company or any Subsidiary to do any of the following:

i.	Enter into any transaction with a Member or an Affiliate of a Member (except as expressly permitted by this Agreement);

ii.	Make an Investment in the securities of a Member or an Affiliate of a Member;

iii.	Enter into hedging, swaps, forward contracts, or other commodities transactions;

iv.	Enter into any agreement for the issue of debt securities, or materially modify or waive the terms or extend the maturity thereof or make a voluntary prepayment with respect thereto;

v.	Organize, acquire an interest in, or transfer or otherwise dispose of an interest in, any Subsidiary or any other investment or financing vehicle, or materially modify or waive the terms thereof;

vi.	Replace the Administrative Agent for the Company, or materially modify or waive the terms of the Administration Agreement;

vii.	Payment of compensation by the Company to a Manager where the Manager provides services to the Company in a capacity other than as a Manager;

viii.	Approve a Transfer of an interest in the Company where required by Article VII;

ix.	Enter into any Facility or derivative instrument, directly or indirectly, to leverage the Investments of the Company, any Subsidiary or any Alternative Investment Vehicle; or materially modify or waive the terms thereof; or make a voluntary prepayment permitted thereunder; or repay or refinance the same. For the avoidance of doubt and consistent with the foregoing, drawdowns under existing Facilities that do not involve the amendment of material terms would not require Board Approval under this Schedule A;

x.	Incurrence of any Leverage in excess of the pre-agreed amounts set forth in Section 6.07;

xi.	Drawdowns of Capital Commitments;

xii.	Take any action or decision which pursuant to any provision of this Agreement requires Board Approval;

xiii.	Approve the valuations of the Company’s investments;

xiv.	Modify or waive any material provision of this Agreement, including this Schedule A or modify the Certificate of Formation of the Company in a manner adverse to the rights of any Member under this Agreement;

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xv.	Materially change the business of the Company or Subsidiaries from its current business or enter into any line of business other than existing or related lines of business;

xvi.	Make, change, or rescind any tax election;

xvii.	Settle or compromise with respect to any tax audit, claim, deficiency notice, suit, or other proceeding relating to taxes; make a request for a written ruling to any tax authority; or enter into a written and legally binding agreement with any tax authority (including any agreement to extend or waive any statute of limitations with respect to any taxes);

xviii.	Admit additional Members;

xix.	Make short sales of securities, except to hedge its position in Investments owned by it or to hedge against fluctuations in non-U.S. currencies which might affect the value of its Investments;

xx.	Guarantee or otherwise become liable for, the obligations of other persons, including portfolio companies; and

2.	Subject to Section 1 of this Schedule A for matters requiring Board Approval in advance, Board Approval shall be required for the Company or any Subsidiary to do any of the following, which Board Approval may be obtained by ratification:

i.	Change the name or principal office of the Company or open additional offices of the Company;

ii.	Retain third-party agents on behalf of the Company, open accounts with third parties on behalf of the Company and designate signatures upon which withdrawals from accounts shall be made on behalf of the Company;

iii.	Select and approve an independent certified public accountant to act as the accountant for the Company and to audit the Company’s books and accounts as of the end of each fiscal year; provided that no approval shall be required for the retention of RSM US LLP as the Company’s independent certified accountant for the fiscal year ending December 31, 2017; and

iv.	Take any action or decision which pursuant to any provision of this Agreement requires Board Approval.

For the avoidance of doubt, Board Approval in advance shall be required for all matters set forth in Section 1 of this Schedule A.

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Schedule B

Prior Investment Committee Approval

Prior Investment Committee Approval shall be required for the Company or any Subsidiary to do any of the following:

i.	Take any action or make any decision that results in the acquisition or disposition of an Investment other than funding of Investments pursuant to commitments previously approved by Prior Investment Committee Approval;

ii.	Materially modify or waive the terms of any Investment which results in: (1) an extension of additional capital or commitments; (2) an amendment or waiver of a financial covenant of a borrower for more than four consecutive quarters; (3) approval of a material acquisition or disposition; (4) the incurrence of additional senior debt by the borrower in an amount equal to or greater than 10% of the existing senior debt commitments or which results in leverage increases by more than 0.5 times; or (5) a material amendment or waiver of any payment term, including mandatory prepayments; provided, however that the Administrative Agent shall notify NLV Fin promptly of (x) any amendment or waiver of a financial covenant of a borrower or (y) the incurrence of additional senior debt by a borrower.

iii.	Make any Investment that requires derivation from any investment restrictions set forth in this Agreement; or

iv.	Take any action or make any decision which pursuant to any provision of this Agreement requires Prior Investment Committee Approval.

Each Member, MRCC IC Representative, and NLV Fin IC Representative and their respective designees may, in the name and on behalf of the Company, do all things which he, she, or it deems necessary, advisable, or appropriate to make investment opportunities available to the Company, to carry out and implement matters approved by Board Approval or Prior Investment Committee Approval, as applicable, and to administer the activities of the Company, including:

i.	Execute and deliver all agreements, amendments, and other documents and exercise and perform of all rights and obligations with respect to any Person in which the Company holds an interest, including Subsidiaries and other investment and financing vehicles;

ii.	Execute and deliver other agreements, amendments, and other documents and exercise and perform all rights and obligations with respect to matters approved by Board Approval or Prior Investment Committee Approval, as applicable, or which are necessary, advisable, or appropriate for the administration of the Company, including with respect to any contracts evidencing indebtedness for borrowed funds; and

iii.	Take any and all other acts delegated to a Member or Manager by this Agreement or by Board Approval; provided that if the acts require Board Approval or Prior Investment Committee Approval, Board Approval or Prior Investment Committee Approval, as applicable, has been obtained.

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Schedule C

Legal Counsel

MRCC has engaged Eversheds Sutherland (US) LLP (“Eversheds Sutherland”) and Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”) as legal counsel to the Company and MRCC. Moreover, Eversheds Sutherland and Nelson Mullins each has previously represented and/or concurrently represents the interests of the Company, MRCC, and/or parties to this Agreement in connection with matters other than the preparation of this Agreement and may represent such Persons in the future. Each Member: (i) approves Eversheds Sutherland’s and Nelson Mullins’ representation of the Company and MRCC in the preparation of this Agreement; and (ii) acknowledges that neither Eversheds Sutherland or Nelson Mullins has been engaged by any other Member to protect or represent the interests of such Member vis-à-vis the Company or the preparation of this Agreement, and that actual or potential conflicts of interest may exist among the Members in connection with the preparation of this Agreement. In addition, each Member: (i) acknowledges the possibility of a future conflict or dispute among Members or between any Member or Members and the Company; and (ii) acknowledges the possibility that, under the laws and ethical rules governing the conduct of attorneys, Eversheds Sutherland and/or Nelson Mullins may be precluded from representing the Company and/or MRCC (or any equity holder thereof) in connection with any such conflict or dispute. Nothing in this Schedule C shall preclude the Company from selecting different legal counsel to represent it at any time in the future.

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